UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2023

GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21680 Haggerty Road, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	THRM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2023, the Board of Directors (the “Board”) of Gentherm Incorporated (the “Company”), pursuant to its powers under the Amended and Restated Bylaws of the Company, increased its size from nine to ten directors. Immediately thereafter, the Board appointed Laura Kowalchik to fill the vacancy created by such increase, effective December 1, 2023, to serve a term expiring at the Company’s 2024 annual meeting of shareholders and until a successor has been duly elected and qualified, or until her earlier resignation, retirement or other termination of service. The Board also appointed Ms. Kowalchik to the Audit Committee of the Board.

Ms. Kowalchik is the Chief Financial Officer of Communications & Power Industries LLC (“CPI”), a global manufacturer of electronic components and subsystems primarily within the communications and defense markets, where she oversees the finance and accounting departments and is actively involved in strategy, M&A and restructuring activities. Over the past 15 years, Ms. Kowalchik has developed strong expertise in financial, operational and information technology matters through C-suite positions across automotive, software consulting, aerospace, defense and communications industries. In such roles, she has been primarily responsible for leading corporate finance, financial reporting, M&A, treasury, tax, and data, network and cyber security functions. She recently participated in Executive Education at Wharton School of the University of Pennsylvania, including Women on Boards: Building Exceptional Leaders (December 2022).

From November 2019 until she joined CPI in February 2023, Ms. Kowalchik served as the Chief Financial Officer of Dayco Incorporated, a global manufacturer and distributor of engine drive systems and aftermarket services for automotive, heavy-duty and industrial markets. She was a strategic leader in key financial, operational, investor and M&A matters, and led the information technology department. From December 2018 to July 2019, Ms. Kowalchik served as the Chief Financial Officer of Kenwal Steel Corp., a flat rolled steel service center primarily for the automotive industry. At Kenwal, she was responsible for the various financial aspects of the company including treasury, cash management, tax, accounting, financial reporting, forecasting, and budgeting. From March 2014 to December 2018, Ms. Kowalchik served as the Chief Financial Officer and Treasurer of Urban Science, a global automotive consultancy and technology firm, where she was responsible for transforming the finance organization. From 2010 to 2014, Ms. Kowalchik worked at Kaydon Corporation as Vice President, Corporate Controller and Chief Accounting Officer. From 1998 to 2010, Ms. Kowalchik served in various senior financial roles at three international automotive suppliers, Metaldyne Corporation, Microheat, Inc. and Dura Automotive Systems, Inc.

Ms. Kowalchik has served on the boards of various non-profit organizations, and currently serves on the Board of Trustees of The Children’s Foundation, including the Finance and Audit Committee. Ms. Kowalchik has a Bachelor of Science in Business Administration from the University of Richmond and a Master of Business Administration from Indiana University.

Ms. Kowalchik is an independent director, and the Board has determined that Ms. Kowalchik satisfies all applicable requirements to serve on the Audit Committee, including without limitation the applicable requirements of Nasdaq and the Securities Exchange Act of 1934, as amended. The Board has also determined that Ms. Kowalchik qualifies as an “Audit Committee financial expert” in accordance with SEC rules. Ms. Kowalchik will be compensated in accordance with the Company’s non-employee director compensation program.

There are no arrangements or understandings between Ms. Kowalchik and any other person pursuant to which she was selected as a director. Ms. Kowalchik has no family relationships with any director or executive officer of the Company, and there are no transactions in which Ms. Kowalchik has a material interest requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the Company’s news release dated December 6, 2023 announcing Ms. Kowalchik’s appointment to the Board is filed as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99	Company news release dated December 6, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTHERM INCORPORATED

By:	/s/ Wayne Kauffman
Wayne Kauffman
Senior Vice President, General Counsel and Secretary

Date: December 6, 2023